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                                                                    Exhibit 23.1


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-94782), which is incorporated by reference in the Registration Statement (Form S-3 No. 333-00000) dated March 5, 1997, and the related Prospectus of Liberty Property Trust and Liberty Property Limited Partnership and to the incorporation by reference therein of our reports dated February 17, 1997, with respect to the consolidated financial statements and schedule of Liberty Property Trust and Liberty Property Limited Partnership included in the Annual Reports (Form 10-K) of Liberty Property Trust and Liberty Property Limited Partnership for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                            Ernst & Young LLP

Philadelphia, Pennsylvania
February 26, 1997